Exhibit 10.1

ANNUAL INCENTIVE PLAN FISCAL YEAR 2008

PROGRAM DESCRIPTION

For Salary Grades 28+

Purpose

The objective of the Annual Incentive Plan (the “AIP” or the “Plan”) is to advance the interests of Sara Lee Corporation (“SLC”) by:

a)	Rewarding financial performance that contributes to increased shareholder value;

b)	Measuring the effectiveness of SLC operating performance and capital management;

c)	Basing a significant portion of all executives’ incentives on operating plan results;

d)	Continuing to provide significant rewards for exceptional performance.

Incentive Opportunity & Performance Objectives

Attachment 1 shows the FY08 AIP Target and Maximum payout levels at the various salary grades.

The following applies to the Plan goals:

•

Financial and individual objectives are established at the beginning of the Incentive Plan Year. The financial objectives for Corporate Staff Participants and the Plan parameters applicable to all Plan Participants are approved by the Compensation and Employee Benefits Committee of the SLC Board of Directors (“the Committee”) and recorded in the minutes of the Committee meeting at which they were approved.

•

Business Segment executive management will develop the financial objectives within their respective business. The SLC Chief Executive Officer (CEO) will approve the Business Segment financial objectives for each business.

•	The FY08 Performance Measures are:

•	Operating Profit – (Operating Income will be used for Corporate Staff positions) – 35% of Target Bonus Opportunity

•	Sales – 25% of Target Bonus Opportunity

•	Cash Flow – (Free Cash Flow for Corporate Staff positions; Operating Cash Flow for Business Segment positions) – 20% of Target Bonus Opportunity

•	Individual Objectives – 20% of Target Bonus Opportunity

•

In FY08, business segment CEOs will continue to have a range of flexibility to approve different weightings of the financial Performance Measures to allow better alignment and line of sight of those measures with certain executives’ responsibilities, e.g. executives in a Sales function may have an increased weighting of the Sales Performance Measure and a reduced weighting of the Cash Flow Performance Measure. However, there is no flexibility to change any of the Plan Financial Performance Measures. So, for example, Cash Flow cannot be replaced by Continuous Improvement Initiatives (see attachment 4 for Performance Measure definitions).

•

When expressed as a percentage of Target bonus opportunity, the weighting of each performance measure is approximately the same for each salary grade. A summary of FY08 Performance Measures and the corresponding incentive opportunities for Participants are shown in Attachment 2.

•

Financial performance within a business segment may be measured at different levels, ranging from a geographic or customer level, or a business unit/division level, to the total business segment level. Business Segment CEOs are responsible for setting guidelines regarding the assignment of appropriate levels for performance measurement for the functions within their business segment, subject to the constraints of the Plan. Business segment CEOs are responsible for setting guidelines for split weightings within their segments.

•

When an employee reporting into a single business segment also supports another business segment, a split weighting between the two business segments may be necessary. The business segment CEO managing the employee is responsible for determining the appropriate split after consulting with the CEO of the other supported business.

•

As a general rule, corporate and enterprise-wide employees should be assigned financial performance measures at the total Sara Lee Corporation (SLC) level. However, corporate and enterprise-wide employees who primarily support a specific business segment may instead have the assignment of financial performance measures split between SLC and the business segment. Splits for these employees will be determined by the corporate function leader, working in conjunction with their HR and compensation business partners, and consulting with the leaders of the business segments supported.

•	Whether within or across business segments, split weightings should only be applied to employees who dedicate at least 25% of their resources to directly supporting a secondary business entity.

•

For FY08, the number of individual bonus eligible objectives should be limited to two to provide focus on the major objectives for the year. These same objectives should be reflected in the PMP system. These objectives must be quantitative, measurable, and have metrics across the entire bonus payout curve (i.e., Threshold to Maximum). The weighting of individual objectives remains at 20% of Target bonus opportunity (below the SLC CEO level). There is no flexibility to alter the weighting of the individual objectives component.

•

At the end of the fiscal year, the Participant’s manager will make an overall assessment of performance results for each of the specific Individual Objectives, as well as any other accomplishments or criteria deemed relevant in determining the payout level.

•	It is possible to achieve Maximum, i.e. 150% of Target, payout for individual objectives as well as financial objectives.

Performance Period

All objectives are measured over a one-year performance period, i.e. the Incentive Plan Year which is July 1, 2007 to June 28, 2008.

Performance Level Definitions

In FY08 Sara Lee will continue to provide an enhanced payout level in order to motivate executives to deliver results that exceed Target levels. As shown in Attachment 3 the payout curve has been enhanced to payout at an increased rate between Target and 10% above Target. Attachment 3 graphically displays this enhancement.

For FY08, the definition of the Threshold performance level has been changed. Threshold performance for each of the financial measures is typically defined as the prior year actual result for each measure. This definition does not however, apply to the Cash Flow performance measure. Cash Flow performance levels will be set based upon an independent assessment of factors such as planned capital expenditures for the fiscal year. The purpose of the revised Threshold definition is to provide effective performance incentives beginning with the first dollar of improvement versus the prior year’s actual results. The Level 2—Below Target performance level (50% of Target bonus) is the midpoint between the Threshold and Target performance levels. Similarly, the Level 4—Above Target performance level (135% of Target bonus) is the midpoint between the Target and Maximum performance levels.

Level 5 – Maximum – An unusually high level of performance far exceeding targeted performance requiring significant “stretch” to achieve.

Level 4 – Above Target – A high level of performance exceeding targeted performance requiring “stretch” to achieve.

Level 3 – Target –Target level of performance typically equivalent to the Annual Operating Plan (“AOP”).

Level 2 – Below Target – The level of performance at which attainment of goals is below the Target level but above the Threshold level, mid-way between Threshold and Target.

Level 1 – Threshold – Performance that is below an acceptable level and not warranting any payout.

Incentive Award Payout Levels

The following table is to be used in setting the performance goals at the various payout levels.

Performance Measure

Performance Level	Performance Goal (Operating Profit, Individual Objectives)	Performance Goal (Sales)	Payout Level as a % of Target Bonus
Level 5 – Maximum	110% of Target	105% of Target	150%
Level 4 – Above Target	105% of Target	102.5% of Target	135%
Level 3 – Target	Target	100% of Target	100%
Level 2 – Below Target	Midpoint between Threshold and Target	Midpoint between Threshold and Target	50%
Level 1 – Threshold	FY07 Actual	FY07 Actual	0%

Cash Flow goals for FY08 are based upon analyses completed by Financial Planning and Analysis and approved by the Chief Financial Officer.

Straight-line interpolation is used for calculating results between performance levels.

Business Segment leaders are expected to use appropriate discretion in applying the revised Threshold definition in practice. For example, for Business Segments with low growth targets (prior year results are above or equal to the Incentive Plan Year’s Target, or are greater than 90% of Target), Business Segment leaders should consider setting the Threshold at 90% of Target, or an alternatively appropriate level. Similar discretion should be used in setting the Maximum performance level. If, for example, business conditions have changed significantly since the formulation of the FY08 AOP, and 10% improvement no longer provides an appropriate level of stretch, or if a 10% performance improvement reflects too narrow a range of improvement relative to incremental payout, then Business Segment CEOs and CFOs should work with their Compensation business partner to set appropriate Maximum targets.

Incentive Award Payments

Incentive award payments are distributed after the Incentive Plan Year results have been publicly announced and the individual awards requiring the review and approval of the Committee have been approved at its August, 2008 meeting. Generally, a Participant must be an employee on the last day of the fiscal year in order to be eligible to receive any incentive award.

Administrative Provisions

The Committee and the Chief Executive Officer of SLC, whose decisions are final, shall administer the Plan jointly. The Executive Vice President Human Resources and Chief Financial Officer will be responsible for the administrative procedures governing the Plan, including ensuring the existence of approved Performance Measures and Goals and the presentation of the performance results under the Plan to the Committee for its approval. The following administrative procedures shall govern:

a)	The Committee will approve individual incentive awards for all corporate officers and those executives whose salaries are above the midpoint of salary grade 39. The Chief Executive Officer and her direct reports may approve all other incentive awards.

b)	Incentive awards may be made in cash, stock or any combination of cash and stock as permitted under the 1998 and 2002 Long-Term Incentive Stock Plans. Any awards earned under the FY08 AIP will be paid in cash. Participants paid in the U.S. and subject to taxation in the U.S. may elect to defer part or all of their incentive awards pursuant to the terms and conditions of the SLC Executive Deferred Compensation Plan.

c)	A new Participant who begins participation during the Incentive Plan Year may be eligible for a pro-rata incentive award from the date of entry into the Plan. Typically, a new Participant should have been actively employed for at least one calendar quarter of the Incentive Plan Year in order to receive consideration for a pro-rata incentive award.

d)	In the case of death, total disability, or retirement under a SLC retirement plan during the Incentive Plan Year, a Participant or the Participant’s estate is eligible for a pro-rata incentive award based upon the Participant’s period of active service during the Incentive Plan Year. The award will be distributed at the same time as those of active Participants.

e)	A Participant who is terminated and who subsequently receives severance pay under a SLC severance plan may be eligible for a pro-rata incentive award. Management will determine the amount of any pro-rata incentive award based upon the facts and circumstances related to the Participant’s termination as well as the amount of time the Participant was actively employed during the Incentive Plan Year.

f)	Unless otherwise approved by the Chief Executive Officer, any Participant who resigns or is terminated, regardless of eligibility for retirement status, during the Incentive Plan Year (except as otherwise provided for above) will not be entitled to any incentive award attributable to the Incentive Plan Year.

g)	A Participant who is employed as of the end of the Incentive Plan Year shall be entitled to receive an incentive award regardless of whether the Participant resigns or is terminated between the end of the Incentive Plan Year and the date the incentive awards are actually distributed.

h)	Performance results under the Plan will be measured in accordance with the Definitions in Attachment 4.

i)	SLC reserves the right to offset any funds from any incentive award due a terminating or terminated Participant to which SLC has a “claim of right”.

j)	Nothing herein shall be construed as an agreement or commitment to employ any Participant or to employ a Participant for any fixed period of time or constitute a commitment by SLC that any Participant will continue to receive an incentive award or will continue as a Participant in the Plan.

k)	The Committee reserves the right to amend, modify, interpret or terminate the Plan or awards to be paid under the Plan at any time for any reason.

l)	The Committee may delegate certain administrative responsibilities to the Chief Executive Officer except for the following:

1)	Any actions affecting the Chief Executive Officer, and other elected officers of SLC,

2)	Approval of corporate Financial standards of Performance and certification of performance results relative to such standards following the end of the Incentive Plan Year,

3)	Approval of any substantive changes or amendments to the Plan.

Attachment 1

SARA LEE CORPORATION

FY08 ANNUAL INCENTIVE PLAN

TARGETS AND MAXIMUMS

FY08 Annual Incentive Plan

Salary Grades	Target – %s Of Salary	Maximum - %s Of Salary
50	200%	300%
49	200%	300%
48	165%	250%
47	160%	240%
46	150%	225%
45	145%	220%
44	135%	205%
43	130%	195%
42	125%	190%
41	125%	190%
40	120%	180%
39	120%	180%
38	115%	175%
37	115%	175%
36	115%	175%
35	95%	145%
34	75%	115%
33	65%	100%
32	55%	85%
31	45%	70%
30	40%	60%
29	30%	45%
28	30%	45%

Attachment 2

SARA LEE CORPORATION

FY08 ANNUAL INCENTIVE PLAN

PERFORMANCE MEASURES AND WEIGHTINGS

Performance Measures as a % of Target Annual Incentive Opportunity

	Operating Income	Sales	Cash Flow	Individual Objectives	Target Annual Incentive Opportunity
	35%	25%	20%	20%	100%

Salary Grades	Operating Profit	Sales	Cash Flow	Individual Objectives	Target Annual Incentive Opportunity
50	85.0%	65.0%	50.0%	0.0%	200%
49	85.0%	65.0%	50.0%	0.0%	200%
48	55.0%	40.0%	35.0%	35.0%	165%
47	54.0%	40.0%	33.0%	33.0%	160%
46	50.0%	40.0%	30.0%	30.0%	150%
45	50.0%	35.0%	30.0%	30.0%	145%
44	49.0%	32.0%	27.0%	27.0%	135%
43	46.0%	32.0%	26.0%	26.0%	130%
42	44.0%	31.0%	25.0%	25.0%	125%
41	44.0%	31.0%	25.0%	25.0%	125%
40	42.0%	30.0%	24.0%	24.0%	120%
39	42.0%	30.0%	24.0%	24.0%	120%
38	41.0%	30.0%	22.0%	22.0%	115%
37	41.0%	30.0%	22.0%	22.0%	115%
36	41.0%	30.0%	22.0%	22.0%	115%
35	32.0%	23.0%	20.0%	20.0%	95%
34	25.0%	20.0%	15.0%	15.0%	75%
33	22.0%	17.0%	13.0%	13.0%	65%
32	20.0%	13.0%	11.0%	11.0%	55%
31	16.0%	11.0%	9.0%	9.0%	45%
30	14.0%	10.0%	8.0%	8.0%	40%
29	10.0%	8.0%	6.0%	6.0%	30%
28	10.0%	8.0%	6.0%	6.0%	30%

Attachment 3

FY08 AIP Payout Curve

Operating Profit, Cash Flow, and Individual Measures

AIP Payout Curve

FY08 Sales Component

Attachment 4

Definitions

a)	Base Salary means base salary earned or actually paid (dependent upon the practice of the business unit) to the Participant during the Incentive Plan Year disregarding any deferral elections, premiums, expatriate allowances, expense reimbursements, commissions, other incentives, severance or termination pay, lump sum merit awards, retention awards, payments from deferred compensation arrangements and compensation attributable to the exercise of stock options or other forms of long-term incentive compensation.

b)	Board means the SLC Board of Directors.

c)	Business Segment means one of the four Sara Lee business units, i.e. Sara Lee North America Food & Beverage, Coffee & Tea, Household & Body Care or Sara Lee North America Food Service.

d)	Committee is the Compensation and Employee Benefits Committee of the Board.

e)	Division means an operating profit center of SLC.

f)	Exclusions means the automatic exclusion of the following from relevant financial data for purposes of measuring performance (subject to the Committee’s use of negative discretion):

1.	Any significant and unusual charges or income (accounting definition) that are quantified and identified separately on the face of the Income Statement, including Transformation expenses

2.	Revisions to the U.S. Internal Revenue Code

3.	Changes in generally accepted accounting principles

4.	Impairments, pension settlements or curtailments, and gains or losses related to businesses reported as discontinued operations

5.	Impairments, pension settlements or curtailments, and gains or losses related to the sale of asset groups which are not reported as discontinued operations

6.	Charges, cash disbursements or cash receipts related to exit and business transformation activities or business dispositions reported as continuing or discontinued operations

7.	Gains or losses resulting from currency hedges

g)	Free Cash Flow shall be measured using actual currency rates and is defined as Net Cash from Operating Activities, plus Tobacco Divestiture Proceeds, less Capital Expenditures, with the following exceptions:

1.	Cash Flow of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

2.	Cash Flow of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment, and targets will be adjusted accordingly.

h)	Incentive Plan Year is the same as SLC’s fiscal year beginning on July 1, 2007 and ending June 28, 2008.

i)	Net Sales means net outside sales, as shown on Line 5 of the EO-200 income statement, with the following adjustment(s):

1.	Actual Net Sales shall be measured using plan currency rates

2.	Net Sales of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

3.	Net Sales of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment, and targets will be adjusted accordingly.

4.	Net sales of live hogs, which were not included in the FY08 AOP or sales target, will be excluded when measuring actual sales results.

j)	Operating Cash Flow means cash flow as calculated in the EO-600 – cash flow statement, using FY 08 peg currency rates, with the flowing exceptions:

1.	Operating Cash Flow of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

2.	Operating Cash Flow of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment, and targets will be adjusted accordingly.

k)	Operating Income means pre-tax income, before interest, and tobacco proceeds, with the following adjustment(s):

1.	Actual Operating Income shall be measured using plan currency rates

2.	Operating Income of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

3.	Operating Income of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment, and targets will be adjusted accordingly.

l)	Operating Profit means Line 16 of the EO-200 income statement, using FY 08 peg currency rates, with the following exceptions:

1.	Operating Profit of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

2.	Operating Profit of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment.

m)	Participant means an SLC executive in salary grades 28 through and including 50.

n)	Standards of Performance means a Financial or Individual performance measure.

o)	Total Disability is as defined under the SLC Long-Term Disability Plan or the specific Sara Lee sponsored disability plan under which the Participant is covered.